UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
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                               KeySpan Corporation
                               -------------------
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


The following transcript of the Conference Call Announcing the Acquisition of KeySpan Corporation ("KeySpan") by National Grid plc ("National Grid") held by Bob Catell for KeySpan's employees on Monday, February 27, 2006 at 9 a.m. (EST) is being posted on KeySpan's internal website for replay beginning on Tuesday, February 27, 2006 by all employees.


Operator:
---------
Good day  everyone.  Welcome  to  KeySpan's  conference  call.  At this time all
participants   are  in  a   listen-only   mode.   Later   we  will   conduct   a
question-and-answer session and instructions will be given at that time.

As a reminder, today's call is being recorded. Now, for opening remarks and introductions, I would like to turn the conference over to Mr. David Manning, Executive Vice President of KeySpan Corporation Affairs. Please go ahead, sir.

David Manning - KeySpan - Corporate Affairs
-------------------------------------------

Thank you very much. And thank you all of our KeySpan employees. We've not used this technology before, but it's an important day, and it's our goal to try and reach as many people as we can.

So without delay, I'm going to turn this over to our Chairman, Bob Catell. Bob.

Bob Catell - KeySpan - Chairman
-------------------------------

Thank you, David. And good morning, everyone. I'm really glad you could join us for this very important and exciting announcement. And as David mentioned, this is the first time we've ever tried this because we really did want to get out to as many of you as we could this morning.

This weekend KeySpan signed a definitive agreement with National Grid under which National Grid will acquire all of the outstanding shares of KeySpan. The merger of these two great companies creates the largest energy distribution company in the U.S. northeast.

This is an exciting  agreement and one that I feel will create substantial value
for  our  shareholders,   greater   reliability  for  our  customers  and,  most
importantly, new opportunities for you as an employee.

This agreement is an all-cash transaction valued at $42 per share. The boards of both companies have unanimously approved the deal. The agreement is also subject to shareholder, regulatory and certain other approvals. Ultimately, we hope to finalize everything by early next year.

With that said, I know this past week has been an anxious one for many of you and a very busy one for me. I want to thank you all for your staunch commitment to your jobs and our customers during this time. And I really wouldn't expect anything else from our great employees.

It's important that you know that our excellent work force, our core expertise and depth of knowledge in the electric and gas operating areas and our strong record in customer and community service all played a significant part in why National Grid found KeySpan so valuable and attractive.


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


These last few weeks have been, as you can imagine, extremely busy and time-consuming. As soon as we could make a public announcement, I wanted to make sure you heard the news directly from me.

Let me now get into some of the details of the agreement. The combination of these two companies will create the third largest utility in the United States in terms of customers, serving nearly eight million customers. We'll be part of a larger, more powerful company in a rapidly consolidating industry. We'll be better positioned to compete more effectively in a deregulated marketplace. And the new gas and electric platform created by this combination will leverage our combined operating expertise and technology leadership to ensure clean, efficient energy delivery and rate stability that will benefit all customers and shareholders.

Let me tell you a little bit about National Grid. National Grid is one of the United Kingdom's 50 largest companies and the world's largest independent electric transmission company. It builds, owns and operates electric and transmission networks around the globe. They're a leader in open markets and customer choice.

In the U.S., they transmit and distribute electricity to about 3.3 million customers in Massachusetts, New Hampshire, Upstate New York and Rhode Island. In terms of natural gas, just a week and a half ago they bought Southern Union Company's gas assets in Rhode Island for about $500 million. This will add about 245,000 customers to their already-existing 500,000 gas customers in New York State. This combination of gas and electric will be a great fit with KeySpan's natural gas distribution and electric generation businesses across the northeast.

Like KeySpan, National Grid also ranks high in independent customer satisfaction surveys and enjoys a strong corporate reputation.

Many of you may be asking why we're supporting this transaction when we were well positioned to grow as an independent company.

First, I think all of you know that consolidation is defining the future of our industry. Size and scale will be necessary to compete effectively going forward. And the recent repeal of the Public Utility Holding Company Act as part of the new National Energy Bill certainly paved the way for new players to purchase U.S. utilities.

But even more than that, I believe this move is a natural progression for KeySpan. It offers immediate value in a number of ways. First, it creates almost one billion in value to shareholders. It provides a platform for growth and excellent service to customers in both companies. It will benefit the economy of our region as customers benefit from increased efficiencies, flexibility and buying power that will ultimately reduce rates and improve service.

It also creates opportunities for employees, who have become part of a global enterprise. And for those employees like myself who are investors, this agreement presents an opportunity to realize a significant premium on your shares.

KeySpan will become an integral part of one of the largest and most efficient [indiscernible] energy companies in the world. Our strengths and core beliefs as a company align nicely with National Grid. Together we look forward to growing and creating an even more efficient company in sharing the best practices.


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


Furthermore, we will continue to build upon our already strong relationship with the New York regulators and LIPA to structure long-term rate plans that benefit both customers and shareholders and which will include incentives for cost control and superior service. The bottom line is that this new larger company now has the scale and resources necessary to strongly compete and grow in today's environment. And it satisfies Wall Street's demand that utilities exceed their normal traditional earnings growth projections.

Utilities as we know have high fixed capital costs and consolidations like this present opportunities to manage these costs over a broad geographical area.

When it comes to operations, size provides an opportunity to invest in new technology and enhance purchasing power to reduce costs to our customers.

But, of course, any combination has to be the right culture and fit. Their employees like ours are dedicated to providing excellent service to their customers and supporting the communities in which they live. As I mentioned earlier, in the next few years we'll see an acceleration in the consolidation of the energy industry. This transaction puts us ahead of the curve.

Now let's get into management and leadership. Upon completion of the transaction, I will become executive chairman of National Grid U.S.A. operations for two years. I will also serve as deputy chairman of National Grid's corporate board in the United Kingdom. Additionally, in the near future, one member of our present KeySpan board of directors will be selected to join National Grid's 14-member board of directors in the UK. Other KeySpan officers will play key leadership roles in the new company.

With this kind of representation, we'll have a significant role in the combined company ensuring a strong voice for KeySpan employees in the continuing organization.

Now, with respect to our company name. Upon completion of the transaction, KeySpan will become a wholly-owned subsidiary of National Grid and will continue to operate as KeySpan. National Grid U.S.A. will maintain a significant corporate presence in Brooklyn, Massachusetts, Syracuse, New York, as well as an operations center in Hicksville, New York.

I know you have many questions you want answered. At the top of that list, I'm sure, are questions about your job.

While job reductions are part of any acquisition or merger, National Grid's goal is to accomplish this through natural attrition or voluntary programs. Over the years they've acquired and merged with other companies this understanding has always been a hallmark of the way they operate. It's also the hallmark of how we've always operated and will continue to operate.

With regard to union positions, I want to assure you that all that KeySpan as part of National Grid will continue to honor all applicable labor and employment agreements. Like KeySpan, National Grid has an established record of strong working relationships with all the unions it works with, both in the U.S.A. and in the UK.

Very soon a joint integration team consisting of members of both companies and chaired by me will be formed to address integration issues across the company. The team will assess areas across the new company to determine where the opportunities are to implement best practices and save costs. As things progress, timely communications will be essential. We'll do our best to keep you informed of any developments as soon as they occur. Watch for these communications through our regular channels, including in-person meetings.

I want to thank you again for your steadfast commitment in the face of uncertainty. While our name may change in the future our commitment to excellence must not.

You, our employees, as I've always said, are our greatest strength, and will be the foundation of our success in the years and decades to come. Thank you.

David Manning - KeySpan - Corporate Affairs
-------------------------------------------
Thank you. That concludes Bob's opening remarks. We'd now like to move to take questions.

Operator:
---------
Thank you. The question-and-answer session will be conducted electronically today. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch tone telephone. A voice prompt on your phone line will indicate when your line has been opened. Please state your name, location and department before posing your question. Please make sure your mute function is turned off to allow that signal to reach our equipment. Also, please limit yourself to brief and precise questions to ensure everyone the opportunity to signal. And once again that's star 1 if you have a question. We'll pause for just a moment.

Please go ahead.  Call your, your line is open.

Hearing no response. Once again it's star 1 if you do have a question.

We do have a question.

Q:   This is Brendon  [indiscernible]  from the insurance  area. My question is:
     The current ability of employees to retire at 52, is that still going to be honored or how is that going to change? Thank you.

Bob Catell - KeySpan - Chairman
-------------------------------
Good morning, Brendon. There's going to be no change in our current policies with respect to employee retirements and benefits. As part of the agreement the Grid has agreed to live up to all of our existing agreements. So we plan no change in that plan at the present time. Again, to the extent it could be helpful for people going forward, that would like to retire, we always look at that.

Q:   Thank you.

A:   Thank you, Brendon.

Operator:
---------
We'll take our next question. Caller, your line is open.

A:   Hello?

Operator:
---------
Gentlemen, I do apologize.  We have another question.

A:   No apology necessary.

Q:   Hello. Bob, this is your fan, Marcia Spinowitz (ph) from Local 101.

A:   Good morning, Marcia.

Q: Bob, I don't know if I have a question. I probably have 100 questions. I just would like to express to you that just like when is enough enough? It's just like talk to a lot of people, Bob, and there's really no way that I can make people feel comfortable about a strange company from a different country really taking over our beloved KeySpan Brooklyn union. How would you comfort people? I don't know how to do that.

A: Well, Marcia, let me respond to that. As you know, we've been through two transactions together. We did the local transaction back in 1998 and then the eastern transaction in 2000. And in all of those cases I think our employees were treated fairly and they were always considered as we went forward.

     And the same thing is going to happen here, Marcia. And I'm going to be here for a while. As you heard the Grid is asking me to become chairman of their U.S. operations which is flattering to me but more importantly it gives me a continuing role and I also will be on the board of the parent company in the UK. So that will give me an ability to have something to say about the policy of this new company going forward.

     So it's a little bit about trust me. You've known me a long time. The employees known me a long time. They know howty feel about them and the jobs they've done. So you can be sure that I'm going to keep that in mind as we go forward. So hopefully that's an answer that the employees can hang their hats on and look forward as we go in the future.

A:   Thank you, Marcia.

Q:   Thank you.

Operator:
---------
  We'll take our next question.

Q: Hi, this is Allen Aims from [indiscernible] KeySpan business solutions. We were wondering if there's any talk about what's happening with the business solutions side of the business?

A: No, Allen. As a matter of fact, right now the Grid is interested in all of the businesses we're in, particularly those that have the ability to grow in the future. As you know, your business is one that we do hope to grow in the future. It's a fine engineering company. I hope there will be opportunities to be -- let's say more opportunities. We're bigger now in Massachusetts. Bigger in New York and certainly with the expertise that your company has, I could see a real opportunity for additional growth. But as I say the grid right now, when they look at KeySpan, they are very focused on all of our businesses being continuing business into the future.

Q:   Do they have any engineering businesses in the UK?

A: Not to the best of my knowledge. I'm not aware of that. They may even be opportunities for us in the UK, Allen. Hadn't thought about that.

Q:   Just curious.

A:   Thank you for the question.

Operator:
---------
Just a reminder to press star 1 at this time if you do have a question. Once again, please state your name, location and department before posing your question. We'll take our next question.

Q: Hi. I'm Marty Gately, Information Technology Group in Metro Tech. I was curious is there any definitive -- follows up on the other question. The LIFA and electric side of the business, has there been any commitment to the generation or retention of the LIFA deal?

A: Absolutely, focused on that. Very committed on giving us their support in continuing to do a great job in serving LIFA's customer and they see generation particularly as a part of their business going forward. As you know, our generation is different from merchant generation, which has been somewhat risky in the past. Our generation being under contract to LIFA, being in the New York City load pocket. The grid is very happy with our generation and has given no indication of other than retaining that generation in the future.

Q: I've always heard some comments, too, granted there's only been some statements about making New York I guess their northeast hub meaning the northeast region, is that a possibility being in the city?

A: Well, you know certainly New York, it will be an important center of their operations. We're going to maintain our headquarters here in Brooklyn. The northeast hub, I think, is a broader question, being essentially the largest energy utility in the northeast, provides an opportunity to establish a northeast hub. That in my mind means from a gas supply purchasing standpoint gives us greater opportunity to increase supplies into the northeast United States and really have a lot of efficiencies in that regard. So when I think of a northeast hub, I think of the opportunities to optimize our assets, build in our pipeline investments and those are the things that are exciting to me and we have a very strong financial partner that will allow us to do even more than we've been able to do in the past.

Q:   Thank you.

A:   Thank you.

Q: Hello. I'm [indiscernible] from main team [phonetic]. How are you? Quick question. As a non-union front line supervisor, how does gain share and pensions and 401s going to be handled? Are we going to follow what we have KeySpan or go over to the Grid policy?

A: We'll continue to follow the KeySpan policy in the immediate future. As part of the agreement they've indicated that they're going to continue to allow us to have all of the plans that we have in place.

Q:   Okay. Very good. Thank you.

A:   Thank you.

Q:   Hi, Joe Sarantino from Ravenswood. How is everything?

A:   Good.

Q: I was wondering about the newer employees, the nonvested employees, where is that positioned with the new company coming in? Does everything stay the same or is there a change in their structure?

A: Well, as I've indicated as part of our agreement, they've indicated that certainly everything would stay the same for the foreseeable future. I don't know the specifics they have for plans for new employees, but at this time I'm just assuming there are plans for new employees going to stay the same.

Q:   Thank you.

A: And keep doing a great job out there at Ravenswood. They're very impressed with that facility.

Q:   Thank you.

Operator:
---------
Caller, your line is open. Hearing no response, once again it's star 1 if you have a question. We'll pause for just a moment.

Gentlemen, it appears there's no further questions at this time.

Bob Catell - KeySpan - Chairman
-------------------------------
I'd like to thank all the employees for their time and attention this morning and I'm looking forward to continuing to work with you into the future to build an even better company for all of you and for our shareholders and for our customers. Thank you very much.

David Manning - KeySpan - Corporate Affairs
-------------------------------------------
It's David Manning here. We'll be looking to use this technology again. We'll also be hoping to use some video facilities when we can, and we're going to try and keep the communication flow open. We would also anticipate that later this week many of you will have an opportunity to meet some of our colleagues from grid so we'll be making an effort to do that. So just stay close to your management if you would. We'll provide as much direction and lead time as we can and try and be open as we can as we work through the next few days.

Bob Catell - KeySpan - Chairman
-------------------------------
Thank you, David. As I said earlier, communication is going to be important. And it's our job to keep you informed of what's going on going forward. And thank you again for being with me this morning.

David Manning - KeySpan - Corporate Affairs
-------------------------------------------

Thank you.

Operator:
---------

And that does conclude today's teleconference. Thank you for your participation. You may now disconnect at this time. (20 minutes)



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



Additional Information and Where to Find It
-------------------------------------------

KeySpan intends to file with the Securities and Exchange Commission (the "SEC") a proxy statement and other relevant documents in connection with the proposed acquisition of KeySpan by National Grid. Investors and security holders of KeySpan are advised to read the proxy statement and other relevant documents when they become available, as they will contain important information about the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by KeySpan with the SEC, when they become available, at the SEC's web site at http:/www.sec.gov.

KeySpan and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its security holders in connection with the proposed acquisition. Information concerning the interests of KeySpan's participants in the solicitation is set forth in KeySpan's most recent proxy statement and Annual Report on Form 10-K (filed with the SEC on March 30, 2005 and February 28, 2006, respectively) and will be set forth in the proxy statement relating to the acquisition when it becomes available.







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